EXHIBIT 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

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Landsea Homes Corporation

1717 McKinney Avenue, Suite 1000

Dallas, TX 75202

Re: Registration Statement No. 333-252569; 7,000,000 shares of common stock, par value $0.0001 per share

To the addressee set forth above:

We have acted as special counsel to Landsea Homes Corporation, a Delaware corporation (the “Company”), in connection with the sale to B. Riley Securities, Inc. and to the several underwriters for whom such firm is acting as representative (the “Underwriters”), by holders of common stock of the Company (the “Selling Stockholders”), par value $0.0001 per share (the “Common Stock”) of 7,000,000 shares (the “Shares”) of Common Stock pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2022 (Registration No. 333-252569) (as so filed and as amended, the “Registration Statement”), a base prospectus dated April 7, 2022 (the “Base Prospectus”), a preliminary prospectus supplement dated December 5, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), a final prospectus supplement dated December 5, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”) and an underwriting agreement dated December 5, 2024 by and among the Underwriters, the Selling Stockholders and the Company. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Preliminary Prospectus or Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Selling Stockholders and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

December 9, 2024 Page 2

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated December 9, 2024 and to the reference to our firm contained in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP